Exhibit 99.1

AITX Announces Significantly Improved Equity Financing Agreement

Detroit, Michigan, July 19, 2024 – Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is pleased to announce that a new equity financing agreement is expected to be in effect the week of July 22, 2024.

The Company estimates that the new agreement will increase the amount of money it receives per share sold to its institutional investor by between 25-35%. This is a substantial improvement that gives the Company and its investors maximum ability to fund operations and growth with less share dilution than under prior circumstances.

Under the new agreement the purchase price is 95% of the lowest Volume Weighted Average Price (VWAP) for the 5 trading days two trading days following the Purchase Notice in comparison with the previous agreement which was 80% of the lowest traded price in the 9 previous trading days before the Purchase Notice. As the Company’s stock has some volatility, it is not possible to estimate the exact difference in lowest VWAP vs lowest traded price although on some days it was 40% or more below VWAP.

Based on recent history, the lowest VWAP is usually at minimum 10% to 20% higher than lowest traded prices, giving an overall increase in net cash on each share purchase of 25% to 35%. This savings is due both to the lower discount and higher purchase price.

“We are extremely pleased with the terms of this new equity financing agreement,” said Steve Reinharz, CEO/CTO of AITX. “Negotiating this agreement at a lower cost and reduced share dilution compared to previous financings is a significant achievement for us and a testament to the community that is supporting our mission of bringing AI-enabled security and safety solutions to the world. This will immediately and directly enhance our financial flexibility, improving our ability to continue funding for the acceleration of growth and innovation. It’s a win-win situation that benefits both our company and our shareholders.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz